This document was drafted by and after
recording should be returned to:
Mary Neese Fertl, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Suite 2900
Milwaukee, WI  53202


                     NON-EXCLUSIVE EASEMENT


     NON-EXCLUSIVE EASEMENT made and entered into as of the ____ day of __________, 1996 by DECADE PROPERTIES, INC., a Wisconsin corporation ("Grantor") and CHARTHOUSE SUITES VACATION OWNERSHIP,
INC., a Florida corporation ("Grantee").

                            RECITALS:

     WHEREAS, the Grantor is the owner of the real estate located in Pinellas County, Florida legally described on attached Exhibit
A (the "Property");

     WHEREAS, the Grantee has acquired from the Grantor a right to use certain suites in the Charthouse Suites Hotel pursuant to a certain Master License Agreement dated _______________, 1996;
and

     WHEREAS, the Grantor has also agreed to grant to the Grantee a non-exclusive easement for use and enjoyment of certain common areas as described herein.

     NOW, THEREFORE, in consideration of the sum of TEN AND
NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1. Grant of Easement. The Grantor hereby grants, bargains, sells, conveys and transfers unto the Grantee a non-exclusive easement for the use and enjoyment of certain common areas as described in Paragraph 2 below of the Property (the "Common Areas"), subject to the terms of this Agreement, from the date hereof until December 31, 2050, unless sooner terminated as provided in this Agreement. It is understood that the Grantee may grant to the holders of Vacation Ownership Interests in the Charthouse Suites pursuant to License Agreements executed between the Grantee and such holders, rights to the use and enjoyment of said Common Areas. Such rights may be used by such holders of Vacation Ownership Interests, their respective families, guests, invitees, tenants, contract vendees and such other persons to whom the Grantee may from time to time, extend the privilege of use and enjoyment of the Common Areas. It is understood the Grantor reserves for itself, its successors and assigns and all other users of the Charthouse Suites Hotel and Marina the right to the use and enjoyment of the Common Areas in common with the Grantee and the holders of Vacation Ownership Interests.

     2. Common Areas. The Grantee shall only have the right to use and enjoyment of those areas designated as Common Areas. The Common Areas shall consist of the areas described on attached Exhibit B and no other areas of the Property. The Grantee shall have no right to enter upon or the right of use and enjoyment of any area or other part of the Property except as designated as a Common Area on Exhibit B attached hereto or to which the Grantee has been granted any other rights of use thereof pursuant to the Master License. It is understood that the Marina is not a part of the Common Areas and the Grantee shall have no rights whatsoever with respect to the Marina.

     3. Repairs, Maintenance and Replacements. The Common Areas shall be maintained in good, clean, sanitary, and operating condition and in compliance and in conformity with all applicable laws, ordinances, rules and regulations whatsoever. All maintenance, replacement and repair required hereunder shall at all times be completed and performed in a first-class workmanlike manner. All costs of maintenance, repair and replacements shall be divided among the parties having the right to control the use of the various hotel suites in the Property with each category of suite being responsible for the following percentages:

Class A        14.5716%
Class B        11.4284%
Class C        22.7142%
Class D        31.2858%
Class E        11.2858%
Class F         8.7143%

The percentage share of said expenses allocated to the particular class of suite shall be divided between the Grantor and the Grantee based on the party who has the right to control the particular weeks in the particular class of suite.

     4. Indemnity. The Grantee hereby agrees to indemnify and hold harmless the Grantor and its successors and assigns from any and all suits, actions, causes of action, liabilities, claims, damages or judgments arising out of the use and enjoyment of the Common Areas by the Grantee or by others claiming by, through or under the Grantee, including without limitation court costs and reasonable attorneys' fees.

     5. Termination. It is understood that this Agreement and the rights granted to the Grantee hereunder shall immediately terminate on the earlier of the following events:

          A.   The termination of the Master License Agreement;

          B. The default by the Grantee in payment and performance of all of the provisions of this Agreement, which default is not cured within thirty (30) days after written notice of such default is given by the Grantor; or

          C.   December 31, 2050.

Upon such termination, all rights of the Grantee under this Agreement shall terminate, provided that Grantee's indemnification responsibilities under Paragraph 4 above shall continue and survive said termination.

     6. Attorney Fees. If any party hereto shall seek legal recourse to enforce or effectuate the performance of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of enforcement, including without limitation, reasonable attorney fees and court costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   GRANTOR:
                                   DECADE PROPERTIES, INC.
Witnesses:

________________________________   By: __________________________


________________________________

                                   GRANTEE:
                                   CHARTHOUSE SUITES VACATION
                                   OWNERSHIP, INC.
Witnesses:

________________________________   By: __________________________


________________________________


                         ACKNOWLEDGMENT

STATE OF ______________  )
                         ) ss
COUNTY OF _____________  )

     The foregoing instrument was acknowledged before me this ___ day of __________ 1996 by _________________________ as
_________________________ of Decade Properties, Inc. on behalf of said corporation. He/She is personally known to me or has produced _______________ as identification and who (did/did not) take an oath.


________________________________
Notary Public
State of _______________________
My Commission expires: _________


                         ACKNOWLEDGMENT

STATE OF ______________  )
                         ) ss
COUNTY OF _____________  )

     The foregoing instrument was acknowledged before me this ___ day of __________ 1996 by _________________________ as
_________________________ of Charthouse Suites Vacation
Ownership, Inc. on behalf of said corporation. He/She is personally known to me or has produced _______________ as identification and who (did/did not) take an oath.


________________________________
Notary Public
State of _______________________
My Commission expires: _________

                            EXHIBIT A

                       (LEGAL DESCRIPTION)

                            EXHIBIT B

                          COMMON AREAS


1.   Pool and Pool Area.

2. All grounds (exclusive of the hotel building) except the marina.

3.   All driveways and parking areas located upon the Property.

4. All elevators, hallways and stairways within the hotel building.

5.   The laundry room and facilities.